EXHIBIT 10.8
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                    AGREEMENT FOR PURCHASE AND SALE
                       (Retail Shopping Center)
                   --------------------------------


     This Agreement for Purchase and Sale is made and entered into as of the 22nd day of August, 1997 ("Contract Date"), by and between COUNTRY ISLES ASSOCIATES, an Illinois general partnership ("Seller"), and PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation ("Buyer").

                               RECITALS:
                               --------

     WHEREAS, Seller is the owner of a certain parcel of real property which is located in the City of Weston, Broward County, Florida, all as hereinafter more particularly described; and

     WHEREAS, Seller proposes to sell the Property (as hereinafter defined) to Buyer and Buyer proposes to purchase the Property from Seller, all for the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenants and agree as follows:

                         TERMS AND CONDITIONS

I. DEFINITIONS. The following terms as used herein shall have the following meanings:

     A. "Adjustment Date" shall mean midnight of the day prior to the Closing Date.

     B.    "Affidavit" shall have the meaning ascribed thereto in SECTION
7.1.13 hereof.

     C.    "Affiliate" shall have the meaning ascribed thereto in SECTION
28 hereof.

     D. "Agreement" shall mean this instrument, together with all exhibits, addenda and amendments hereto.

     E. "Anchor Tenants" shall mean collectively, Publix Super Markets, Inc., a Florida corporation, and Eckerd Drugs of Florida, Inc., a Florida corporation.

     F. "Approved Leases" shall mean collectively, the Leases and all Proposed Leases which become Approved Leases in accordance with the terms of SECTION 13.2 and 13.3 hereof.

     G. "Assignment of Leases" shall have the meaning ascribed thereto in SECTION 7.1.5 hereof.

     H. "Assignment of Service Contracts" shall have the meaning ascribed thereto in SECTION 7.1.4 hereof.

     I. "Business Days" shall mean any day other than a Saturday, Sunday or a day upon which banking institutions in the State are authorized or required by law to close.







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     J.    "Buyer" shall have the meaning ascribed to the same in the introductory paragraph.

     K.    "CAM Charges" shall have the meaning ascribed thereto in
SECTION 4.8.2 hereof.

     L.    "Claims" shall have the meaning ascribed thereto in SECTION
9.5.

     M.    "Closing" shall have the meaning ascribed thereto in SECTION
5.1 hereof.

     N.    "Closing Date" shall have the meaning ascribed thereto in
SECTION 5.1 hereof.

     O. "Committee Approval" shall mean the approval of Buyer's Business Investment Committee of the terms of this Agreement and the transactions contemplated hereby.

     P. "Committee Approval Period" shall mean that certain period of time commencing on the thirty-first (31st) day after the Contract Date and terminating at 5:00 p.m. (E.S.T.) on the fortieth (40th) day following the Contract Date.

     Q. "Contract Date" shall have the meaning ascribed to the same in the introductory paragraph.

     R.    "County" shall mean Broward County, Florida.

     S. "Current Funds" shall mean immediately available federal wired funds.

     T.    "Deed" shall have the meaning ascribed in SECTION 7.1.2 hereof.

     U.    "Deposit" shall have the meaning ascribed thereto in SECTION
3.1.1 hereof.

     V.    "Escrow Agent" shall mean Chicago Title Insurance Company,
Attn: Paulette Stevenson, Piper Jaffrey Tower, 222 South Ninth Street, Suite 3900, Minneapolis, Minnesota 55402.

     W. "Estoppel Certificates" shall have the meaning ascribed thereto in SECTION 13.5 hereof.

     X     "Existing Mortgage" shall mean that certain Mortgage dated
April 25, 1996 between the Existing Mortgagee and Seller, recorded in Official Records Book 24803, Page 255 of the Public Records of the County, Florida.

     Y. "Existing Mortgagee" shall mean USG Annuity & Life Company, an Oklahoma corporation.

     Z.    "FOUNDATION" shall have the meaning ascribed thereto in SECTION
18 hereof.

     AA.   "Improvements" shall mean any and all buildings, structures and other improvements located on the Real Property.

     AB.   "Inspection Documents" shall have the meaning ascribed thereto in SECTION 10 hereof.

     AC.   "Inspection Period" shall mean that certain period of time commencing on the Contract Date and terminating at 5:00 p.m. (E.S.T.) the thirtieth (30th) day after the Contract Date.








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     AD.   "Inspections" shall have the meaning ascribed thereto in
SECTION 10 hereof.

     AE.   "Intangible Property" shall mean collectively, the right to use the name "Country Isles Plaza" or membership in any property owner's association.

     AF.   "Leases" shall mean collectively, those certain leases of space in the Improvements, as more particularly described in EXHIBIT 1.31 attached hereto and incorporated herein by this reference.

     AG.   "Management Agreement" shall mean that certain management
agreement between Seller and Urban Retail Properties Co.

     AH.   "Permitted Exceptions" shall have the meaning ascribed thereto in SECTION 6.1 hereof.

     AI.   "Personal Property" shall mean collectively, all fixtures, equipment and other items of personal property, if any, owned by Seller and located on the Property and, to the extent transferable by Seller, all licenses, permits, authorizations, warranties, telephone exchange numbers, architectural or engineering plans and specifications, certificates of occupancy and other approvals which are in Seller's possession and are in effect and necessary for the current use and operation of the Real Property.

     AJ.   "Property" shall mean collectively, all of the Real Property, the Approved Leases, the Improvements, the Intangible Property and the Personal Property.

     AK.   "Proposed Lease" shall have the meaning ascribed thereto in
SECTION 13.2 hereof.

     AL.   "Purchase Price" shall have the meaning ascribed thereto in
SECTION 3.2 hereof.

     AM.   "Real Property" shall mean that certain real property located in Weston, Broward County, Florida, known as Country Isles Plaza, as legally described in EXHIBIT 1.39 attached hereto and incorporated herein by this reference, together with all rights, privileges, benefits and easements appurtenant thereto.

     AN.   "Release Date" shall have the meaning ascribed thereto in
Section 9.5.

     AO.   "Scheduled Closing Date" shall have the meaning ascribed
thereto in SECTION 5.1 hereof.

     AP.   "Seller" shall have the meaning ascribed to the same in the introductory paragraph.

     AQ.   "Service Contracts" shall mean collectively, those certain service contracts and agreements relating to the operation of the Property, as more particularly described in EXHIBIT 1.43 attached hereto and incorporated herein by this reference.

     AR.   "Settlement Statement" shall have the meaning ascribed thereto in SECTION 7.1.12 hereof.

     AS.   "State" shall mean the State of Florida.

     AT.   "Survey Defects" shall have the meaning ascribed thereto in
Section 6.3.2 hereof.









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     AU.   "Survey Notice" shall have the meaning ascribed thereto in
Section 6.3.2 hereof.

     AV.   "Termination Notice" shall have the meaning ascribed thereto in
Section 10 hereof.

     AW.   "Title Defects" shall have the meaning ascribed thereto in
Section 6.2 hereof.

     AX.   "Title Evidence" shall have the meaning ascribed thereto in
Section 6.1 hereof.

     AY    "Title Insurer" shall have the meaning ascribed thereto in
Section 6.1 hereof.

     AZ.   "Title Notice" shall have the meaning ascribed thereto in
Section 6.2 hereof.

     BA.   "Title Policy" shall have the meaning ascribed thereto in
SECTION 6.1 hereof.

II. PURCHASE AND SALE OF PROPERTY. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase from Seller, for the Purchase Price and upon the terms and conditions herein set forth, the Property.

III. DEPOSIT, PURCHASE PRICE AND PAYMENT.

     A.    DEPOSIT.

           1. Within three (3) Business Days after the Contract Date, Buyer shall pay to the Escrow Agent the amount of ONE HUNDRED THIRTY-TWO THOUSAND SEVEN HUNDRED AND NO/100 DOLLARS ($132,700.00) (the "Deposit") as an earnest money deposit payment.

           2. Escrow Agent shall hold the Deposit in accordance with the escrow agreement in form and substance acceptable to the Escrow Agent, Seller and Buyer, which the parties hereto shall execute on the Contract Date. The Deposit, together with all accrued interest thereon, if any, shall be a credit to the Buyer against the Purchase Price and applied as a payment on account thereof at Closing. In the event the transaction contemplated by this Agreement fails to close, Escrow Agent shall disburse the Deposit together with all accrued interest thereon, if any, to the party entitled to such Deposit in accordance with the terms of this Agreement.

     B. PURCHASE PRICE. The purchase price ("Purchase Price") to be paid to Seller by Buyer for the Property shall be THIRTEEN MILLION TWO HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($13,270,000.00).

     C.    ASSUMPTION OF EXISTING MORTGAGE.  As part of the Purchase
Price, Buyer agrees, subject to Existing Mortgagee's prior approval, to assume the Existing Mortgage upon the terms and conditions set forth therein. Currently, the outstanding principal amount of the Existing Mortgage is approximately $7,921,846.00 as of September 2, 1997. Subject to Seller's payment of all third-party out-of-pocket fees and costs associated with Buyer's application and assumption (excluding Buyer's attorneys' fees but including Existing Mortgagee's attorney's fees, if any, and in any event not to exceed any prepayment premiums or penalties due in connection with such pay-off of the Existing Mortgage), Buyer shall make an application and attempt to obtain the approval of the Existing Mortgagee to the assumption of the Existing Mortgage during the Inspection Period on the terms and conditions that are acceptable to Buyer. In the event that Buyer does not obtain such approval or the terms and conditions thereof are not acceptable to Buyer, then Buyer shall have the right to terminate this Agreement during the Inspection Period as set forth in SECTION 10 hereof. In the event that Buyer does not terminate this Agreement during the Inspection Period as set forth in SECTION 10, then Buyer shall be deemed to





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have approved the terms of the assumption of the Existing Mortgage or Buyer shall otherwise be obligated to pay off the Existing Mortgage at the Closing, whereupon Buyer shall be responsible to pay any and all costs of prepaying the Mortgage, including, without limitation, prepayment premiums or penalties due in connection with such pay-off of the Existing Mortgage.

     D. PAYMENT OF PURCHASE PRICE. The Purchase Price, less any portion of the Deposit held in escrow and the then outstanding amount of the Existing Mortgage, plus or minus prorations and other adjustments as provided for hereinafter, shall be paid by Buyer by Current Funds before 1:00 p.m. (local time in the County) on the Closing Date, and the Escrow Agent shall simultaneously disburse the Deposit at Closing to the Seller.

IV.  APPORTIONMENTS, PRORATIONS AND ADJUSTMENTS.

     A. APPORTIONMENTS. The following items shall be apportioned on the Closing Date as of the close of business on the Adjustment Date:

           1.    RENT.

                 a. CURRENT RENT. Rents that are payable for the month in which Closing occurs, and rents that are actually paid for the period prior thereto. If at the time of the Closing Date there are past-due rents owed by tenants for the month immediately prior to the month in which the Closing occurs, then Buyer agrees that the first moneys received by Buyer from any tenant or tenants for the month of the Closing and the month immediately prior to the month of Closing, shall be received on account of or in payment of such past-due rents and Seller's share will be remitted by Buyer to Seller forthwith. The provisions of this paragraph shall survive the Closing.

           b.    RENT ARREARS.   With respect to any arrears for periods
of more than one (1) month (not including the month in which the Closing occurs), Seller shall assign or transfer such arrears to Buyer against Buyer's agreement to use reasonable diligence to collect such amounts on behalf of Seller and to pay such arrears to Seller as and when collected, less reasonable collection charges (including, without limitation, reasonable attorneys' fees) not in excess of the local prevailing rates (which collection charges shall be prorated against other amounts collected by Buyer from such tenant). The provisions of this paragraph shall survive the Closing.

           c. PERCENTAGE RENT. As to the Leases which provide for the payment of a so-called "percentage rent" based upon the amount of the tenant's business during a specified annual or other period, if the Closing Date shall occur on other than the last day of any such year or period, the percentage rent for the year or period in which title shall close shall be apportioned between the parties hereto, that is to say, Seller shall receive the proportion of such percentage rent which the portion of such year or other period during which Seller owned the Property bears to the entire year or period, to be credited or payable as follows:

                 (1) If any percentage rent under a Lease shall become due in respect of a percentage rent year or other period attributable to the period prior to the Closing Date but which shall become payable or shall be paid after the Closing Date, Buyer shall promptly pay to Seller within five (5) days after receipt, the amount to which Seller may be entitled as above provided. Buyer shall exercise reasonable diligence in the collection of any such percentage rent when due. In the event of a dispute with a tenant regarding the amount of percentage rent owed, Buyer agrees not to compromise or settle with a tenant as to said amount without the prior written consent of Seller. Buyer agrees to provide Seller with copies of all correspondence with tenants regarding such percentage rent.









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                 (2)  If, prior to the Closing Date, Seller shall have
collected any sums on account of percentage rent for a year or other period beginning prior but ending subsequent to the Closing Date, Seller shall be entitled to retain such sum until the balance of the percentage rent for such year or other period shall be determined and collected and thereupon Seller shall pay over to the Buyer, any excess of the amount so retained over the amount to which Seller may be entitled upon the apportionment of the percentage rent for the entire year or other period between Seller and Buyer. Seller agrees to provide Buyer with copies of all sales figures and all correspondence with tenants regarding such percentage rent for the past two (2) years to the extent that the same are in Seller's possession.

     B. REAL ESTATE AND PERSONAL PROPERTY TAXES. Real estate taxes, personal property taxes, assessments, and sewer rents, if any, on the basis of the fiscal year for which assessed, except that if the Closing Date shall occur before the tax rate is fixed, then the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation and when the tax rate is fixed there shall be a recomputation and any additional payment or refund shall be made accordingly. The provisions of this paragraph shall survive the Closing. Any installment assessment shall be subject to apportionment as herein provided.

     C. WATER CHARGES. Unmetered sewer or similar charges on the basis of the calendar year in which the Closing shall occur. If there are water meters on the Property that are not the responsibility of a tenant in the Property, then Seller shall furnish a reading as of a date not more than thirty (30) days prior to the Closing Date to the extent the same is obtainable. The unfixed water meter charges, if any, based thereon for the intervening period shall be apportioned on the basis of such last reading, and, upon the taking of a subsequent actual reading, the apportionment will be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon the readjustment. If Seller is unable to furnish the prior reading, any reading subsequent to the Closing Date will be apportioned on a per diem basis from the date of such reading and the reading immediately prior thereto and the Seller shall pay the proportionate charge due up to the Closing Date. Unpaid water meter bills which are the obligations of tenants in possession in accordance with the terms of leases shall not be deemed an objection to title and Buyer will take title subject thereto.
The amounts owing by tenant will be assigned by Seller to Buyer. The provisions of this paragraph shall survive the Closing.

     D. UTILITY CHARGES. Seller will use reasonable efforts to cause all the utility meters to be read to and including the Adjustment Date and will be responsible therefor. Seller shall be entitled to the refund of any existing utility security deposits. To the extent Seller cannot obtain the utility meter readings on the Adjustment Date, the parties shall adjust the foregoing based upon estimates and final meter readings after the Closing. The provisions of this paragraph shall survive the Closing.

     E. SECURITY DEPOSITS AND OTHER PREPAYMENTS. All security deposits and other prepayments of money as required by the Leases will be turned over by Seller to Buyer on the Closing Date or, in the alternative, Buyer shall receive a credit against the Purchase Price for the aggregate amount of all security deposits and other prepayments. Buyer shall indemnify and hold Seller harmless from and against any loss, damage, cost or expense incurred by Seller as a result of any claims against Seller for the amount so turned over or credited to Buyer in accordance herewith.

     F. SERVICE CONTRACTS. All charges payable under the Service Contracts that Buyer has elected to assume, it being agreed that Buyer must provide Seller with written notice at least ten (10) business days prior to the Closing of the Service Contracts that Buyer has elected to assume, otherwise the Service Contracts shall be terminated on the Closing Date for the Service Contracts as to which such 10-day notice was not so provided.






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     G.    OTHER INCOME AND EXPENSES.  All other income and expenses
reasonably capable and, subject to the provisions of this Agreement, properly the subject of adjustment in connection with the ownership, operation and management of the Property of whatsoever nature.

     H.    OTHER ADJUSTMENTS ATTRIBUTABLE TO LEASES.

           1. Buyer shall be responsible for all real estate commissions, tenant allowances and tenants inducements (i) payable with respect to Proposed Leases which become Approved Leases, and (ii) due for any leases which Buyer enters into after the Closing Date which leases were procured prior to the Closing Date. Buyer shall be responsible for and shall receive no credit toward the Purchase Price with respect to any rent abatements or other rent concessions which are applicable to that portion of the term of any Lease or Approved Lease which follows the Closing Date. This provision shall survive the Closing.

           2. If any common area maintenance charges ("CAM Charges") and/or other payments due from tenants for any period up to the Adjustment
Date: (a) have been billed as of the Adjustment Date based upon an estimated budget (and are subject to recalculation and adjustment after the Adjustment Date based upon actual CAM Charges); (b) have not been billed; or (c) if billed, have not been collected by Seller as of the Closing Date, then if applicable, Buyer promptly will adjust CAM charges to actual expenses, and upon receiving such CAM Charges and/or other payments (including such adjusted payments) from tenants shall pay over to Seller the proportion of such CAM Charges and/or other payments from tenants which are due Seller for the period of time up to Adjustment Date. Buyer shall exercise reasonable diligence in the collection of any such amounts and shall promptly pay to Seller within five (5) days after receipt, the amount to which Seller may be entitled as above provided. Notwithstanding the foregoing, the CAM Charges and/or other payments due from tenants shall, to the extent ascertainable and payable, be credited and paid to Seller as if the same were rents under SECTION 4.1.1(a) and (b). This provision shall survive the Closing.

     I. EXISTING MORTGAGE ESCROWS AND OTHER AMOUNTS. At the Closing, Seller shall receive a credit for any amounts that are being held by the mortgagee under the Existing Mortgage or that have otherwise been paid in advance by Seller thereunder. In addition, interest to the extent accrued prior to the Closing Date, but not paid, shall be credited to Buyer at the Closing.

     J. POST-CLOSING ADJUSTMENTS. Any matter specified in this Section that cannot reasonably be determined and apportioned between Seller and Buyer on the Closing Date shall be specified by Buyer and Seller in writing at Closing, and shall be subject to final settlement at such time as such matter is finally determined (but in no event later than one hundred eighty
(180) days after the Closing Date). Such apportionments shall be effective as of the Adjustment Date. The provisions of this paragraph shall survive the Closing.

V.   CLOSING.

     A. SCHEDULED CLOSING DATE. The consummation of the purchase and sale of the Property as contemplated by this Agreement (the "Closing") shall take place at the offices of Seller's attorney, Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., 500 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida 33394, commencing at 10:00 A.M. (local time in the County) on the date that is the earlier to occur of: (a) ten (10) days after the Committee Approval has been issued or has been deemed to have been issued; or (b) fifty (50) days after the Contract Date. The scheduled date of Closing is herein referred to as the "Scheduled Closing Date" and the actual date of Closing is herein referred to as the "Closing Date."








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     B.    EXTENSION OF SCHEDULED CLOSING DATE.  Notwithstanding anything contained herein to the contrary, upon written notice to Buyer, Seller shall have, in its sole discretion, the right to extend the Scheduled Closing Date, from time to time, for up to thirty (30) days in the aggregate in order to cure any Title Defects or any misrepresentation or breach of warranty of Seller which may exist on the Scheduled Closing Date, or to satisfy any conditions precedent to Buyer's obligation to close under this Agreement.

     C. TIME OF THE ESSENCE. Time shall be of the essence with respect to Seller's and Buyer's obligation to consummate the Closing on the Scheduled Closing Date and perform their other respective obligations hereunder.

VI.  EVIDENCE OF AND ENCUMBRANCES UPON TITLE.

     A. TITLE COMMITMENT. Buyer acknowledges that Seller has caused to be prepared and delivered to Buyer prior to the Contract Date, at Seller's expense, a commitment for a policy of owners' title insurance (the "Title Evidence") covering the Real Property. The Title Evidence shall be written by Gold Coast Title Company, 75 S.E. 3rd Street, Boca Raton, Florida 33432, as authorized agent for Chicago Title Insurance Corporation ("Title Insurer"). The Escrow Agent and Title Insurer shall cooperate on title matters and in effecting the Closing. The Title Evidence shall bind the Title Insurer to deliver to Buyer, at Seller's expense, a policy of owner's title insurance (A.L.T.A. Owner's Policy (10-17-92) with Florida Modifications) which shall insure Buyer's title to the Property in an amount equal to the Purchase Price ("Title Policy"). The Title Evidence shall show that Seller is vested with and can convey to Buyer good, marketable and insurable fee simple title to the Property, free and clear of all liens, encumbrances, objections, defects and exceptions, except the following (herein called the "Permitted Exceptions"):

           1. Real property taxes, assessments and special district levies, for the year in which the Closing occurs, which shall be prorated as provided for herein, and for subsequent years;

           2. Zoning and other regulatory laws and ordinances affecting the Property;

           3. The restrictive covenants and conditions and other matters described in the Deed;

           4. Easements, reservations, restrictions, rights of way and other matters of record, including, but not limited to, those certain easements set forth in SECTION 14 hereof;

           5. Liens, encumbrances, objections, defects and exceptions which can be and are discharged by Seller out of the cash paid by Buyer at Closing (in accordance with SECTION 3.3 hereof);

           6. Amended and Restated Declaration of Town Foundation Covenants, dated May 17, 1985 and recorded in Official Records Book 12546 at Page 921 of the Public Records of the County, as may be supplemented and amended from time to time;

           7.    The Leases; and

     All of the Permitted Exceptions are subject to the review and approval of Buyer during the Inspection Period.












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     B.    TITLE DEFECTS. Prior to the expiration of the Inspection
Period, Buyer will cause the Title Evidence to be examined and will notify Seller of any objections (including objections to the Permitted Exceptions) to Seller's title reflected by the Title Evidence ("Title Defects").
Seller shall have no obligation to cure any Title Defects. Upon the earlier to occur of, Seller's notification to Buyer (herein called the "Title Notice") that: (i) Seller is unwilling to cure or remove the Title Defects, or (ii) after due diligence, Seller fails or is unable to cure or remove any Title Defects prior to the Scheduled Closing Date as extended, pursuant to SECTION 5.2 hereof, Buyer, at Buyer's sole option, may:

     A. agree to accept title to the Property in its then existing condition, without reduction in the Purchase Price, whereupon Closing shall occur upon the later to occur of (i) ten (10) days after Buyer's receipt of the Title Notice or (ii) the Closing Date set forth in this Agreement; or

     B. terminate this Agreement by written notice to Seller, at which time the Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder as to any part of the Property. Upon such termination and release of rights and obligations, the Deposit (with accrued interest, if any) shall be returned to Buyer. Buyer's failure to elect to terminate this Agreement within ten (10) days after receipt of the Title Notice in accordance with this subparagraph (B) shall be deemed to be a wavier of Buyer's right to terminate this Agreement under this subparagraph (B).

Notwithstanding anything herein to the contrary, in no event shall Seller be deemed to have any obligation to cure any Title Defects.

     C.    SURVEY.

           1. Buyer acknowledges that Seller has caused to be prepared and delivered to Buyer prior to the Contract Date an as-built survey of the Real Property prepared by a duly licensed land surveyor in accordance with the requirements of the State and will provide copies of same to the Title Insurer. The cost of said survey shall be borne by Buyer unless this Agreement is terminated through no fault of Buyer in which case the Seller shall bear the expense of the survey. Buyer reserves the right to require changes or modifications to the survey at Buyer's expense, including, without limitation, revising the same to comply with ALTA standards and Buyer is obligated to pay such expenses regardless of whether the Agreement is terminated through no fault of Buyer.

           2. Prior to the expiration of the Inspection Period: (a) Buyer will cause the Survey be examined; and (b) will notify Seller of any objections (other than Permitted Exceptions) to the Survey which, in Buyer's sole discretion, adversely and materially affect the marketability of title to the Property ("Survey Defects"). Upon the earlier to occur of, Seller's notification to Buyer (herein called the "Survey Notice") that:
(i) Seller is unwilling to cure or remove the Survey Defects or, (ii) after due diligence, Seller fails or is unable to cure or remove any Survey Defects prior to the Scheduled Closing Date as extended, pursuant to
SECTION 5.2 hereof, Buyer, at Buyer's sole option, may:

     A. agree to accept title to the Property in its then existing condition, without reduction in the Purchase Price, whereupon, the Closing shall occur upon the later to occur of (i) ten (10) days after Buyer's receipt of the Survey Notice or (ii) the Closing Date set forth in this Agreement; or











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     B.    terminate this Agreement by written notice to Seller, within ten (10) days after receipt of the Survey Notice, at which time this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder as to any part of the Property. Upon such termination and release of rights and obligations, the Deposit (with accrued interest, if any) shall be returned to Buyer. Buyer's failure to elect to terminate this Agreement within ten (10) days after receipt of the Survey Notice in accordance with this subparagraph (B) shall be deemed to be a wavier of Buyer's right to terminate this Agreement under this subparagraph (B).

VII. CLOSING DELIVERIES.

     A. SELLER'S DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

           1. ASSIGNMENT OF INTANGIBLE PROPERTY - an assignment, registration or other conveyance in form reasonably acceptable to Buyer and Seller of Seller's interest in the Intangible Property.

           2. DEED. A special warranty deed (the "Deed") in recordable form conveying the Property to Buyer free and clear of all claims, liens, encumbrances and other matters affecting title except for the Permitted Exceptions, substantially in the form attached hereto as EXHIBIT 7.1.2.

           3. BILL OF SALE - a quit-claim Bill of Sale conveying the Personal Property without warranty of title, substantially in the form attached hereto as EXHIBIT 7.1.3.

           4. ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS - at Buyer's election, an assignment by Seller, without warranty of title, whereby Seller shall assign and Buyer shall assume, the Service Contracts, substantially in the form attached hereto as EXHIBIT 7.1.4 (the "Assignment of Service Contracts").

           5. ASSIGNMENT AND ASSUMPTION OF LEASES - an assignment and assumption of leases, whereby Seller shall assign, without warranty of title, and Buyer shall assume all of Seller's right, title and interest and obligations in and to the Leases, substantially in the form attached hereto as EXHIBIT 7.1.5 (the "Assignment of Leases").

           6. LEASES - originals of all of the Leases, to the extent in Seller's possession.

           7.    ESTOPPEL CERTIFICATES - the Estoppel Certificates.

           8. SERVICE CONTRACTS - to the extent in Seller's possession, originals of all of the Service Contracts and any warranties or guaranties received or held by Seller from any contractors, subcontractors, suppliers or materialmen in connection with the Improvements and the Personal Property.

           9. NOTICE TO TENANTS - notice to all tenants executed by Seller indicating the sale of the Property to Buyer.

           10. TITLE POLICY. The Title Policy or a "marked-up" title commitment therefor issued by the Title Insurer dated as of the Closing Date in such amounts and containing the terms as are required pursuant to
SECTION 6 hereof, with all exceptions, other than Permitted Exceptions, omitted or insured over.

           11. Resolutions. Certified resolutions and such other instruments as may be required by the Title Insurer, evidencing the authority of Seller to enter into and perform this Agreement and to perform Seller's obligations hereunder.

           12. SETTLEMENT STATEMENT. A counterpart, executed by Seller, of a summary statement mutually agreed to by Buyer and Seller describing in detail the consideration, prorations, adjustments, costs and expenses associated with this transaction ("Settlement Statement").

           13.   NO LIEN AFFIDAVIT.  A no-lien FIRPTA affidavit
("Affidavit"), substantially in the form attached hereto as EXHIBIT 7.1.13.

           14. OTHER DOCUMENTS. Such other documents and instruments as are contemplated hereunder or as may be reasonably required by Buyer, its counsel or the Title Insurer and necessary to consummate this transaction and to otherwise effectuate the agreements of the parties hereto.

     B. BUYER'S DELIVERIES. At Closing, Buyer shall deliver to Seller the following:

           1. PURCHASE PRICE. The Purchase Price, less any portion of the Deposit held in cash, plus or minus any other prorations and other adjustments to be made in accordance with this Agreement.

           2. SETTLEMENT STATEMENT. A counterpart, executed by Buyer, of the Settlement Statement.

           3. RESOLUTIONS. Certified resolutions and such other instruments as may be required by Title Insurer, evidencing the authority of Buyer to enter into and perform this Agreement and to perform Buyer's obligations hereunder.

           4. ASSIGNMENT OF SERVICE CONTRACTS - an executed counterpart of the Assignment of Service Contracts.

           5. ASSIGNMENT OF LEASES - an executed counterpart of the Assignment of Leases.

           6. OTHER DOCUMENTS. Such other documents and instruments as are contemplated hereunder or as may be reasonably required by Seller, its counsel or the Title Insurer and necessary to consummate this transaction and to otherwise effectuate the agreements of the parties hereto and such other payments as are contemplated hereunder.

VIII.CLOSING EXPENSES.

     A. TITLE COSTS. All premiums and fees for the Title Evidence and Title Policy obtained in connection with this Agreement shall be paid by Seller or credited to Buyer against the Purchase Price at the Closing.

     B.    SURVEY.  The cost of the Survey shall be borne by Buyer.

     C. ESCROW COSTS. All charges imposed by the Escrow Agent or the Title Agent, as applicable, for holding any documents in escrow, shall be borne equally by Seller and Buyer.

     D. DOCUMENTARY STAMPS. The cost of State documentary tax stamps on the Deed shall be paid by Seller or credited to Buyer against the Purchase Price at Closing.

     E. RECORDING FEES. All recording fees shall be paid by Seller at Closing.

     F. COSTS OF ASSUMING THE EXISTING MORTGAGE. Seller shall pay the costs of any processing fees, assumption fees and other costs charged by the Existing Mortgagee in connection with Buyer's assumption of the Existing Mortgage and any recording costs incurred in connection with the recordation of the assumption of the Existing Mortgage, provided, however, that the foregoing shall not be deemed to include Buyer's attorney's fees but shall be deemed to include attorneys' fees charged by the Existing Mortgagee in negotiating the terms of the assumption or any documentary stamp tax and/or intangible tax incurred as a result of any amendments or modifications to the Existing Mortgage. Notwithstanding anything herein to the contrary, in no event shall Seller be obligated to pay any costs or expenses under this SECTION 8.6 that would obligate Seller to pay any amounts in excess of the amounts, including, without limitation, prepayment premiums or penalties, that would be due under the Existing Mortgage if the same were paid-off in full at the Closing and Buyer shall be responsible to pay any such excess amounts that may be charged by the Existing Mortgagee on the Closing in connection with the assumption of the Existing Mortgage.

     G. FEES AND EXPENSES. Seller and Buyer shall each bear the professional fees and expenses of its attorneys, accountants, consultants, and other professionals incurred in connection with the preparation of this Agreement, the Closing pursuant hereto and the transactions contemplated hereby. Except as otherwise provided herein, Seller and Buyer shall each pay such other costs as are customarily paid by a seller and buyer, respectively, of real property in the County.

IX.  REPRESENTATIONS.

     A.    Seller represents to Buyer that:

           1. LAWFUL EXISTENCE. Seller is a general partnership organized under the laws of the State.

           2. AUTHORIZATION. Seller's execution and delivery of this Agreement to Buyer and the sale of the Property provided for in it have been duly authorized by all necessary partnership action and in accordance with Seller's partnership agreement.

           3. OWNERSHIP. Seller is the lawful owner of the fee simple title to the Property with full right and authority to convey the Property without the consent or joinder of any party.

           4. MANAGEMENT AGREEMENTS. There are no management agreements or other such agreements affecting the Property other than the Management Agreement. As of the Closing Date, the Management Agreement will have been terminated in all respects, and no further rights shall exist thereunder.

           5. SERVICE CONTRACTS. There are no service, supply and similar agreements affecting the Property other than the Service Contracts.

           6. LEASES. There are no leases or tenancies on the Real Property other than the Leases. To the best of Seller's knowledge, there are no current defaults by Seller or the applicable tenants under the Leases. Seller hereby advises Buyer that Publix Super Markets, Inc. previously requested a consent to sublease a portion of its leased premises to Barnett Bank; however, Seller is not aware of the status of the same as it never received any final documentation thereon.

           7. LAWSUITS. Except as set forth in EXHIBIT 9.1.7, to the best of Seller's knowledge, there are no pending or threatened lawsuits with respect to the Property.

           8. ZONING VIOLATIONS. Seller has not received any written notice that the Property is in violation of any zoning ordinances.

           9. DELIVERY OF DOCUMENTS, CONTRACTS. The survey, mechanical, structural plans and specifications, soil reports, certificates of occupancy, warranties, operating statements, rent roll and income and expense reports delivered to Buyer pursuant to this Agreement or in connection with the execution hereof are true and complete copies of each; and, to the best of Seller's knowledge, the contracts and documents delivered to Buyer and listed in Exhibit 9.1.9 attached hereto are true and correct copies thereof and are in full force and effect, without default by any party thereunder.
           10. PROCEEDINGS. Except as disclosed to Buyer in writing, Seller does not have any actual knowledge of any condemnation, environmental, zoning or other land use regulation proceedings, either instituted, or planned to be instituted, which would affect the use and operation of the Property for its intended purpose or the value of the Property, nor has Seller received notice of any special assessment proceedings affecting the Property. Notwithstanding the foregoing, Seller hereby advises the Buyer that the Property is in the recently incorporated City of Weston and the City has been and will be conducting proceedings listed above that may or may not pertain to the Property.

           11. At the time of Closing, there will be no outstanding contracts made by Seller for any improvements to the Property which have no been fully paid for and Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the time of Closing.

           12. LEASING COMMISSIONS. There are no liabilities for leasing commissions with respect to any tenants occupying the Property that will not be paid on or before the Closing.

           13. CONSUMMATION OF TRANSACTION. No injunctions, restraining orders or court order of any nature have been issued which would in any way affect the consummation of the transaction contemplated in this Agreement.

           14. DRY CLEANING PLANT. There has never been a dry cleaning plant on the Property.

     B.    Buyer represents to Seller that:

           1. LAWFUL EXISTENCE. As of the Contract Date and Closing Date, Buyer is an Iowa corporation validly existing and in good standing under the laws of the State of Iowa.

           2. AUTHORIZATION. Buyer's execution and delivery of this Agreement to Seller and its purchase of the Property provided for herein have been authorized by all necessary corporate action and all other actions required to be taken to authorize execution of this Agreement and Buyer's performance of all obligations undertaken by it hereunder have been duly and regularly taken.

     C.    SPECIAL PROVISIONS REGARDING SELLER'S WARRANTIES AND
REPRESENTATIONS. All warranties and representations of Seller made herein are made to "Seller's knowledge" as of the Contract Date. "Seller's knowledge" shall be deemed to mean only the actual knowledge of Daniel Brown or Donald Mears.

     D.    SPECIAL PROVISIONS REGARDING BUYER'S WARRANTIES AND
REPRESENTATIONS. All warranties and representations of Buyer made herein are made to "Buyer's knowledge" as of the Contract Date. "Buyer's knowledge" shall be deemed to mean only the actual knowledge of Buyer, and no other person or entity.

     E. DISCLAIMERS AND LIMITATIONS. Buyer expressly acknowledges that there exist no warranties or representations of Seller, expressed or implied, other than those expressly set forth in SECTION 9.1 of this Agreement, and Seller has no obligation to determine whether there are material matters that should be disclosed to Buyer to the extent those matters have not been expressly set forth herein. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED (OTHER THAN AS EXPRESSLY SET FORTH IN
SECTION 9.1 OF THIS AGREEMENT, BUYER EXPRESSLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE CONVEYANCE OF THE PROPERTY SHALL BE MADE BY SELLER TO BUYER ON AN "AS IS, WHERE IS" BASIS, AND "WITH ALL FAULTS," AND BUYER ACKNOWLEDGES THAT BUYER HAS AGREED TO BUY THE PROPERTY IN ITS PRESENT CONDITION (SUBJECT TO BUYER'S RIGHT OF INSPECTION AND REVIEW AS PROVIDED HEREIN) AND THAT BUYER IS RELYING SOLELY ON ITS OWN EXAMINATION AND INSPECTIONS OF THE PROPERTY AND NOT ON ANY STATEMENTS OR REPRESENTATIONS MADE BY SELLER OR ANY AGENTS OR REPRESENTATIVES OF SELLER, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN. ADDITIONALLY, BUYER HEREBY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE SPECIFIED HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY PORTION THEREOF, OR WITH RESPECT TO THE ECONOMICAL, FUNCTIONAL, ENVIRONMENTAL OR PHYSICAL CONDITION, OR ANY OTHER ASPECT, OF THE PROPERTY. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING:
(I) THE NATURE AND CONDITION OF THE PROPERTY OR ANY PART THEREOF, INCLUDING BUT NOT LIMITED TO, ITS WATER, SOIL, OR GEOLOGY, OR THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY ELECT TO CONDUCT THEREON, OR ANY IMPROVEMENTS BUYER MAY ELECT TO CONSTRUCT THEREON OR THAT ARE ALREADY CONSTRUCTED THEREON, OR ANY INCOME TO BE DERIVED THEREFROM, OR ANY EXPENSES TO BE INCURRED WITH RESPECT THERETO, OR ANY OBLIGATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE SAME; (II) THE ABSENCE OF ASBESTOS OR ANY ENVIRONMENTALLY HAZARDOUS SUBSTANCES ON, IN OR UNDER THE PROPERTY OR ON, IN OR UNDER ANY PROPERTY NEAR, ADJACENT TO OR ABUTTING THE PROPERTY; (III) THE MANNER OF CONSTRUCTION OR CONDITION OR STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE IMPROVEMENTS ON THE PROPERTY; (IV) THE NATURE, EXTENT OF OR STATUS OF ANY EASEMENT, RESTRICTIVE COVENANT, RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHER SIMILAR MATTER PERTAINING TO THE PROPERTY, OR PORTION THEREOF; AND (V) THE COMPLIANCE OF THE PROPERTY OR THE OPERATION OF THE PROPERTY OR PORTION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY. THE PROVISIONS OF THIS SECTION 9.5 SHALL SURVIVE THE EXECUTION AND DELIVERY OF THE DEED BY SELLER AND THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

     Buyer hereby waives and releases Seller, Seller's Affiliates, representatives, agents and employees from any present or future claims (hereinafter referred to as the "Claims") arising from or relating to the presence or alleged presence of hazardous substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar federal, state or local statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, or (iii) this Agreement. For the purposes hereof the term "hazardous substances" shall have the meaning given to such term or similar terms under any applicable federal, state or local laws, rules or regulations. The foregoing waiver set forth above shall not be deemed to be effective until the second anniversary of the Closing Date (the second anniversary of the Closing Date is herein referred to as the "Release Date"), whereupon such release shall automatically be in full force and effect from and after the Release Date with respect to any claims for which Seller has not been notified prior to the Release Date in writing. Notwithstanding anything contained in this Agreement to the contrary, in the event that Buyer notifies Seller of any any Claims against Seller prior to the Release Date, Seller's liability with respect thereto shall in no event exceed $500,000.

X.   PROPERTY INSPECTION.   Except as set forth herein, during the
Inspection Period, Buyer or Buyer's agents, employees and/or contractors, shall have the right to conduct such investigations and inspections as to the Property, the physical condition thereof, matters of zoning and all other matters with respect to the Property (the "Inspections") which are in Buyer's judgment relevant to Buyer's determination whether to purchase the Property or to terminate this Agreement. Buyer hereby acknowledges that Seller has provided Buyer with an environmental study by Dames & Moore dated March 28, 1997 (the "Dames & Moore Study"), and further acknowledges that although Buyer may confirm the results of the Dames & Moore Study, no invasive environmental tests (such as drilling or soil or groundwater testing) may be performed by Buyer unless Seller has provided its written consent thereto. Buyer's Inspections shall be at Buyer's sole cost and expense. Seller shall cooperate in good faith with Buyer in Buyer's efforts to investigate the Property during the Inspection Period, provided, however, prior to consultation with any third parties as to the Property, Buyer shall first consult with Seller and provide Seller the opportunity, at Seller's expense, to assist Buyer in such examination, including, at Seller's option, the right to attend any discussions or meetings concerning the Property with Buyer and such third parties. Buyer shall indemnify Seller from and against any loss, damage, cost or expense incurred by Seller as a result of Buyer's Inspections, and Buyer shall, following any such Inspections, promptly restore the Property to the condition existing immediately prior to such Inspections, it being understood and agreed that Buyer shall have no right to perform any physically invasive Inspections of the Improvements or any other tests that may damage the same, without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing indemnification agreement, Buyer shall not be responsible or liable for any environmental conditions found on the Property as a result of the Inspections that are conducted in accordance with the terms of this SECTION 10. If for any reason whatsoever, in Buyer's sole discretion, Buyer determines during the Inspection Period that it does not wish to purchase the Property and to close the transaction contemplated hereby, Buyer shall have the absolute right to terminate this Agreement by giving written notice of such termination to Seller in the manner hereinafter provided for the giving of notices (the "Termination Notice"), prior to the expiration of the Inspection Period, and delivering to Seller all prepared materials procured by Buyer in Buyer's inspection of the Property ("Inspection Documents"). Upon receipt of such notice, the Deposit (with accrued interest, if any) shall be returned to Buyer and thereafter this Agreement shall be deemed terminated and of no further force and effect and both parties shall be released and relieved of any liability or obligations hereunder, except for the provisions of this SECTION 10, SECTION 12.2 and SECTION 24. If Buyer does not provide the Termination Notice prior to the expiration of the Inspection Period as provided above, then it shall be conclusively presumed that Buyer is satisfied with its Inspections, and thereafter Buyer shall have no further right to terminate this Agreement in accordance with the provisions of this SECTION 10, and, subject to the provisions of SECTION 17 hereof, shall be obligated to close the transaction contemplated herein on the Closing Date, and shall be deemed to have accepted title to the Property in accordance with SECTION 9.5 hereof.

           Notwithstanding anything contained herein to the contrary, Buyer's Inspections shall be subject to the following terms and conditions:

     A. COPIES TO SELLER; CONFIDENTIALITY. Buyer shall, promptly upon receipt of any report or other information produced as a result of any Inspections, provide Seller with a copy or detailed description thereof so long as Seller pays for one-half (1/2) of the cost of such report. Buyer and its agents, employees and contractors shall keep in strict confidence all information obtained in the course of any such Inspections in accordance with the provisions of SECTION 12.2 hereof; and this obligation shall survive the termination of this Agreement.

     B. RIGHT TO REPRESENTATIVE AT INSPECTIONS. Seller may have a representative present at any Inspection, including, without limitation, an environmental audit.

     C. ADVANCE NOTICE. Buyer and its agents, employees and contractors shall make any request to Seller to conduct an Inspection at least 24 hours prior to the proposed time for the conduct thereof, which notice shall specify the type of Inspection to be conducted by Buyer.

     D. NO INTERFERENCE WITH BUSINESS. No Inspection shall interfere with the operation of the Property or the conduct of business by Seller or any tenants or other occupants of the Property.

     E. EVIDENCE OF INSURANCE. Prior to any such Inspections, including, without limitation, an environmental audit, Buyer or its contractors shall obtain and provide Seller with evidence of comprehensive general liability insurance coverage in an amount not less than $1,000,000 naming Seller as an insured and which policy shall be kept in force until the Closing Date.

XI.  COMMITTEE APPROVAL.   In the event that Buyer has not provided
written notice to Seller in the manner hereinafter provided for the giving of notices that Buyer has obtained the Committee Approval prior to the expiration of the Committee Approval Period, then this Agreement shall be deemed automatically terminated, whereupon the Deposit (with accrued interest, if any) shall be returned to Buyer and thereafter this Agreement shall be of no further force and effect and both parties shall be released and relieved of any liability or obligations hereunder, except for the provisions SECTION 10, SECTION 12.2, and SECTION 24 hereof.

XII. DOCUMENTS TO BE FURNISHED BY SELLER.

     A. DOCUMENTS FURNISHED. Seller has furnished to Buyer copies of all Leases and Service Contracts.

     B. CONFIDENTIALITY. Buyer shall keep in strict confidence all information obtained with respect to the Property pursuant to or in connection with this Agreement (including, without limitation, all terms and provisions of this Agreement including the Purchase Price, all information obtained with respect to the tenants and other occupants of the Property, and all information obtained in connection with any Inspections until such time as the Closing is completed). Buyer agrees to instruct its agents, employees, advisers and consultants to comply with the provisions of this SECTION 12.2 and any confidentiality agreement executed in connection with the Property. Notwithstanding the foregoing, Buyer may disclose all information obtained with respect to the Property to its directors, bankers and advisors as long as such parties agree to keep the information confidential until such time as the Closing is completed. Notwithstanding the foregoing, Buyer may disclose information obtained with respect to the Property to governmental authorities as may be required by any law, rule or regulation promulgated thereby. If the purchase and sale of the Property contemplated hereby is not completed for any reason, Buyer shall, upon request, promptly return to Seller all instruments and materials or copies of instruments and materials delivered pursuant hereto or obtained by Buyer, so long as Seller pays for one-half (1/2) of the cost of such instruments and materials. The provisions of this Section shall survive any termination of this Agreement.

XIII.LEASES.

     A. NO WARRANTIES REGARDING LEASES. Except as otherwise set forth in SECTION 9.1.6 herein, Seller makes no representations to Buyer regarding the Leases, including, without limitation, whether in fact the tenants under the existing Leases will be in possession and/or not in default on the Closing Date. Except as otherwise expressly set forth in SECTION 13.6 below, no lack of possession and/or default on the part of any tenant shall affect Buyer's obligations hereunder. Notwithstanding anything that may be contained herein to the contrary, in the event of a conflict between the information set forth in this Agreement and the actual provisions of the Leases, then the provisions of the Leases shall prevail.

     B.    LEASES.  Prior to the Closing Date, Seller shall not:
(i) modify, amend, alter, cancel or accept a surrender or forfeiture of any of the Leases; or (ii) enter into any bona fide lease, offer to lease, expansion of lease or renewal of space in the Improvements (a "Proposed Lease") without the prior written approval of Buyer, all of which consents and approvals shall not be unreasonably withheld, conditioned or delayed in accordance with SECTION 13.3 hereof. Any such Proposed Lease entered into by Seller prior to the Closing Date that is approved or deemed approved by Buyer in accordance with SECTION 13.3 hereof shall render such lease an "Approved Lease".

     C. APPROVAL PROCEDURE. Within five (5) Business Days after the date of Buyer's receipt of a request from Seller for consent to, or approval of: (i) any written amendment or modification, acceptance of a surrender, cancellation or forfeiture of any of the Leases; or (ii) any Proposed Lease, Buyer shall deliver to Seller its written approval, consent or rejection (with reasons) of any such proposal, failing which Buyer shall be deemed to have given its written consent or approval therein rendering, as applicable, such Lease, as amended or modified, or Proposed Lease an Approved Lease. Buyer shall only have the right to reject: (i) any written amendment or modification, acceptance of a surrender, cancellation or forfeiture of any of the Leases (herein collectively called "Revisions"); or (ii) any Proposed Lease, under this SECTION 13.3 if Buyer determines in its reasonable opinion, with respect to clause (i), that such Revisions are commercially unreasonable, considering the type of tenant and the terms of the related lease and, with respect to clause (ii), that such Proposed Lease is not commercially reasonable considering similar leases for similar tenants in the Property.

     D. LEASE DEFAULTS. Anything herein to the contrary notwithstanding, Seller reserves the right at any time prior to the Closing Date to terminate Leases for defaults by tenants and to institute and prosecute available remedies for default thereunder, except that Seller agrees before instituting any such proceedings to notify Buyer to that effect and obtain the consent of Buyer thereto. The foregoing consent or approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed to be given in the event that Buyer fails to deliver its written consent, approval or rejection (with reasons) to Seller within five
(5) Business Days from Buyer's receipt of Seller's request therefor.

     E.    TENANT ESTOPPEL CERTIFICATES.

           1. Seller agrees to deliver to each tenant an estoppel certificate substantially in the form attached hereto as EXHIBIT 13.5, or as set forth in the respective Lease(s) or attached thereto as an exhibit (if different than EXHIBIT 13.5). Buyer agrees that in no event shall Seller be responsible for the tenants' execution and delivery to Buyer of such estoppel certificates; provided, however, that in the event that Seller does not obtain executed tenant estoppel certificates prior to the expiration of the Inspection Period from: (i) the Anchor Tenants; and
(ii) all other tenants leasing at least a combined seventy percent (70%) of the occupied square footage of the Improvements other than the square footage under lease to the Anchor Tenants (collectively, the "Estoppel Certificates"), then Buyer may terminate this Agreement in accordance with
SECTION 10 hereof.

           2. Notwithstanding the foregoing, Seller shall have the right to rescind any termination that is based solely upon Seller's lack of receipt of sufficient Estoppel Certificates by electing to require the delivery of such Estoppel Certificates as a condition of the Closing. In such event, if Seller shall still not have received sufficient Estoppel Certificates by the Closing Date, then Seller may elect, in its sole and absolute discretion, to execute the required number of estoppel certificates in substantially the same form as delivered to the tenants of the Property and Buyer shall have no further right to terminate this Agreement with respect thereto; provided, however, that, in the event that Seller elects not to execute such an estoppel, Buyer may: (a) terminate this Agreement by giving written notice thereof to Seller within five (5) days after Buyer's receipt of notice that Seller has not received the required number of Estoppel Certificates by the Closing Date, in which event the Deposit (with accrued interest, if any) shall be immediately refunded to Buyer, and this Agreement shall be deemed null and void and no party shall have any further rights or obligations hereunder, except for those rights and obligations that specifically survive the termination of this Agreement, or (b) proceed to Closing with no reduction in the Purchase Price. Except for those rights, obligations and remedies that specifically survive the closing or termination of this Agreement, these are the sole remedies of Buyer in the event Seller shall fail to receive sufficient Estoppel Certificates as provided for herein. If applicable, in the event that an estoppel certificate is received by Buyer, from a tenant, after the Closing and such estoppel certificate does not conflict with the estoppel certificate given by Seller at the Closing for such tenant, then Seller's estoppel certificate given with respect to such tenant shall be null and void. Seller does not warrant or guarantee any of the information contained in tenant estoppel certificates that are actually executed by the tenants.

     F. MATERIAL ADVERSE CHANGE IN ANCHOR TENANTS. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to terminate this Agreement in the event that any material adverse change, as determined by Buyer in its reasonable opinion, shall occur in an Anchor Tenant between the time that Committee Approval is obtained and the Closing Date. For the purposes hereof, a material adverse change shall not be deemed to occur in an Anchor Tenant merely due to such Anchor Tenant's decision to operate its business differently than previous practice. Buyer must elect to terminate this Agreement on the earlier to occur of five (5) days after Buyer receives notice of such material adverse change or the Closing Date by delivering written notice to Seller of such election to terminate this Agreement together with an explanation of the material adverse change in the applicable Anchor Tenant, otherwise Buyer shall be deemed to have waived its right to so terminate this Agreement in accordance with the provisions of this SECTION 13.6. In the event Buyer terminates this Agreement in accordance with the provisions of this SECTION 13.6, then the Deposit (with accrued interest, if any) shall be returned to Buyer and thereafter this Agreement shall be deemed terminated and of no further force and effect and both parties shall be released and relieved of any liability or obligations hereunder, except for the provisions of this
SECTION 10, SECTION 12.2 and SECTION 24.

XIV. EASEMENTS AND OTHER CONDITIONS. On or before the Closing Date, Seller shall provide notice to Buyer of any easements which Seller will reserve in the Deed, Buyer will grant to Seller or to which Buyer shall be subject.

XV. SELLER'S OPERATION OF PROPERTY. Seller covenants and agrees that between the date hereof and the Closing Date, Seller will keep and maintain the Property in its present condition (ordinary wear and tear excepted), will not violate or breach any zoning ordinance nor commit any waste or nuisance, and will promptly advise Buyer of any litigation, arbitration or administrative hearing before any governmental authorities concerning or affecting the Property arising or threatened after the Contract Date.

XVI. DAMAGE OR DESTRUCTION; CONDEMNATION.

     A. DAMAGE OR DESTRUCTION: The risk of loss of or damage to the Property by reason of any insured or uninsured casualty during the period up to and including the Closing Date shall be borne by Seller. In the event of any "material damage", as hereinafter defined, to or destruction of the Property or any portion thereof, Buyer may, at its option, by notice to Seller, given within ten (10) days after Buyer is notified of such material damage or destruction (but before the Closing): (i) unilaterally terminate this Agreement and the Deposit shall be immediately returned to Buyer, together with all interest earned thereon; or (ii) proceed under this Agreement with no reduction in the Purchase Price, receive any insurance proceeds due Seller as a result of such damage or destruction and assume responsibility for such repair. If the Property is not materially damaged, then Buyer shall not have the right to terminate this Agreement, but Seller shall, at its cost, repair the damage before the Closing in a manner reasonably satisfactory to Buyer, or, credit Buyer at Closing for the reasonable cost to complete the repair. (Seller and Buyer shall mutually agree as to the reasonable cost to complete the repair in this circumstance). For purposes of this SECTION 16.1, "material damage" and "materially damaged" means damage reasonably exceeding $200,000 to repair, as determined by an independent architect reasonably satisfactory to Seller and Buyer.

     B. CONDEMNATION. In the event of any threatened, contemplated, commenced or consummated proceedings in eminent domain (notice of which shall be given to Buyer by Seller immediately) respecting the Property which are "material in nature" (as hereinafter defined), Buyer may, at its option, by notice to Seller given within ten (10) days after Buyer is notified of such actual or possible proceedings (but before the Closing);
(i) unilaterally terminate this Agreement and the Deposit and all interest earned thereon shall be immediately returned to Buyer; or (ii) proceed under this Agreement with no reduction in the Purchase Price, in which event Seller shall, at the Closing, assign to Buyer, its entire right, title and interest in and to any condemnation award. If Buyer does not terminate this Agreement as set forth in clause (i) above, then Seller and Buyer shall mutually negotiate and otherwise deal with the condemning authority in respect of such matter. For purposes of this SECTION 16.2, the phrase "material in nature" as it pertains to any threatened, contemplated, commenced or consummated proceedings in eminent domain, shall mean a taking of the Premises the value of which exceeds $200,000, as determined by an independent appraiser doing business in the County, which appraiser shall be reasonably satisfactory to Seller and Buyer. Seller shall bear the entire risk of loss of the Property occurring prior to the Closing.

XVII.REMEDIES FOR DEFAULT. If Buyer fails to perform any of the material covenants, terms and conditions hereof and Seller has complied with the material covenants, terms and conditions of this Agreement, Seller shall receive the Deposit paid and agreed to be paid and all interest earned thereon, together with the Inspection Documents, so long as Seller pays for one-half (1/2) of the cost of such Inspection Documents, as liquidated damages as and for its sole remedy hereunder and thereafter, this Agreement shall be deemed to be terminated and of no force and effect, except for the provisions of SECTION 12.2, SECTION 21, SECTION 24 and the indemnification provisions of SECTION 10 hereof and any other provisions which expressly survive termination. Seller waives all other remedies it may have against Buyer at law or in equity. Buyer acknowledges that Seller will take certain actions, forego opportunities and incur expenses related to and arising out of Seller's obligations and duties as contained in this Agreement. Buyer further acknowledges, having been carefully advised by counsel at the time of the execution of this Agreement, that the Deposit paid, and agreed to be paid, to Seller pursuant to the provisions hereof, represents a reasonable endeavor by the parties to ascertain that said sums would be the minimal damages suffered by Seller in the event of a default or breach hereof by Buyer. If Seller fails to perform any of the covenants hereof prior to Closing, Buyer may, at its option, if it is not in default hereunder, elect any one of the following as Buyer's sole and exclusive remedy: (i) terminate this Agreement and receive the Deposit and all interest earned thereon, if any; or (ii) pursue the remedy of specific performance; and Buyer waives all other remedies it may have against Seller at law or in equity in connection with the foregoing. If, after Closing, Seller fails to perform any of the covenants hereof that specifically survive Closing, then Buyer, as its sole and exclusive remedy, shall have the right to seek damages from Seller for such failure, except that Buyer hereby waives and shall have no right to seek indirect, consequential or punitive damages against Seller.

XVIII. PROPERTY OWNER'S ASSOCIATIONS. Buyer acknowledges that if it accepts the Deed at the Closing, Buyer shall become a member of The Town Foundation, Inc. (the "Foundation"), the Declarations of which have been recorded in the Public Records of the County. Buyer hereby acknowledges and agrees that the Foundation is separate and distinct from Seller and that Seller has in no manner contracted, guaranteed, represented or warranted that the Foundation will take or forebear any action with regard to Buyer, the Property or any of Buyer's activities thereon. Further, Seller shall not, in any manner, be responsible to Buyer or any other person or entity for any action taken or forborne by the Foundation. The provisions of the Section shall survive Closing and delivery of the Deed.

XIX. TRADE NAMES AND SERVICE MARKS. The names "Arvida [servicemark]", "JMB", "Weston [registered trademark]" and all similar names, along with all logos associated therewith, are the proprietary TRADE NAMES and service marks of Arvida/JMB Partners or its affiliates. Except as may be permitted by a non-exclusive, non-transferable written license agreement for the use of the name "Weston [registered trademark]" which is intended to protect all rights of Arvida Company to the "Weston" mark, and shall be in form and substance acceptable to Arvida/JMB Partners and Buyer, Buyer shall have no rights to use the same for advertising or other purpose. . The provisions of the Section shall survive Closing and delivery of the Deed.

XX.  RECOURSE LIMITED TO PROCEEDS OF SALE; SURVIVAL.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, NEITHER SELLER NOR ANY PRESENT OR FUTURE CONSTITUENT PARTNER IN OR AFFILIATE OF SELLER, NOR ANY SHAREHOLDER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY CORPORATION THAT IS OR BECOMES A CONSTITUENT PARTNER IN SELLER, SHALL BE PERSONALLY LIABLE, DIRECTLY OR INDIRECTLY, UNDER OR IN CONNECTION WITH THE AGREEMENT, OR ANY DOCUMENT, INSTRUMENT OR CERTIFICATE SECURING OR OTHERWISE EXECUTED IN CONNECTION WITH THE AGREEMENT, OR ANY AMENDMENTS OR MODIFICATIONS TO ANY OF THE FOREGOING MADE AT ANY TIME OR TIMES, HERETOFORE OR HEREAFTER, OR IN RESPECT OF ANY MATTER, CONDITION, INJURY OR LOSS RELATED TO THE AGREEMENT OR THE PROPERTY, AND ONLY SELLER'S INTEREST IN THE PROPERTY (OR PROCEEDS THEREOF) SHALL BE AVAILABLE TO SATISFY ANY CLAIMS AGAINST SELLER; AND THE BUYER AND EACH OF ITS SUCCESSORS AND ASSIGNEES WAIVES AND DOES HEREBY WAIVE ANY SUCH PERSONAL LIABILITY. For purposes of the Agreement, and any such instruments and certificates, and any such amendments or modifications, neither the negative capital account of any Constituent Partner in Seller, nor any obligation of any Constituent Partner in Seller to restore a negative capital account or to contribute capital to Seller or to any other Constituent Partner in Seller, shall at any time be deemed to be the property or an asset of Seller or any such other Constituent Partner (and neither Buyer nor any of its successors or assignees shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a Constituent Partner's obligation to restore or contribute). As used in this Paragraph, a "Constituent Partner" in Seller shall mean any direct partner in Seller and any person that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Seller. Unless otherwise noted herein, none of Seller's representations, warranties, covenants or agreements shall survive Closing and all of the same shall merge into the Deed to be given by Seller except as and to the extent expressly provided to the contrary herein; provided however, that notwithstanding the foregoing, if Buyer learns of any breach or non-performance of any representation, warranty, covenant or agreement prior to Closing, Buyer shall promptly notify Seller thereof, and such representation, warranty, covenant or agreement shall not survive Closing (whether or not Buyer notifies Seller thereof) but, rather, shall merge into the Deed to be given by Seller, it being the intention of the parties that no breach or non-performance of which Buyer has knowledge prior to Closing shall survive Closing should Buyer elect to close notwithstanding knowledge of such breach or non-performance. Enforcement by Seller, its successors and assignees, of each and every covenant and obligation (including but not by way of limiting, obligations to indemnify and hold harmless) of Buyer set forth herein, and exercised by Seller, its successors and assignees, of all rights granted to any of them herein, shall survive all closings and deliveries of deeds or termination of this Agreement, notwithstanding anything set forth herein to the contrary.

XXI. ATTORNEYS' FEES. In the event of litigation between Buyer and Seller concerning this Agreement or any documents related thereto, the prevailing party shall be entitled to attorneys' fees and costs. The provisions of the Section shall survive Closing, delivery of the Deed, and termination under this Agreement.

XXII.ASSIGNMENTS. Buyer shall not assign this Agreement nor any interest therein without obtaining the prior written consent of Seller, which consent may be withheld in its sole and absolute discretion, provided, however, that Buyer may assign this Agreement or any interest therein to an Affiliate of Buyer. If Buyer or any permitted successor or assignee of Buyer is a corporation, the transfer of any corporate shares therein shall be deemed a prohibited assignment of the Agreement. If Buyer or any permitted successor or assignee of Buyer is a partnership, the transfer of any general partnership interest therein shall be deemed a prohibited assignment of this Agreement. Seller may assign any of its rights hereunder without the consent of Buyer, so long as Seller remains responsible and liable for its obligations under this Agreement.

XXIII. THIRD-PARTY BENEFICIARY. The provisions of this Agreement are for the exclusive benefit of the Seller and Buyer hereto, and their respective successors and permitted assigns, and no other party shall have any right or claim against the Seller and Buyer, or either of them, by reason of those provisions or be entitled to enforce any of those provisions against the Seller and Buyer hereto, or either of them. The provisions of this Section shall survive the Closing and delivery of the Deed.

XXIV.BROKERS.   Buyer and Seller represent and warrant to each other that
neither has dealt or negotiated in any manner with any real estate broker, salesperson or agent concerning the purchase of the Property, except for Richard Ellis, LLC, licensed real estate broker ("Ellis") and Marcus & Millichap, licensed real estate broker ("Marcus"). Seller shall be responsible for payment of any commission due to Ellis and Buyer shall be responsible for payment of any commission due to Marcus upon consummation of this transaction. Seller and Buyer shall not be obligated to pay any commissions unless this transaction is fully consummated in accordance with the terms of this Agreement. Each party agrees to indemnify and hold harmless the other from and against any and all claims, damages, expenses (including reasonable attorneys' fees and court costs) and liabilities of any nature whatsoever asserted against or incurred by either party in connection with: (a) claims of any entity (other than Ellis with respect to Seller and Marcus with respect to Buyer) with whom such party may have consulted, dealt or negotiated; or (b) the failure of Seller to pay Ellis or Buyer to pay Marcus pursuant to the terms hereof or any separate agreement between the respective parties.

XXV. SIMULTANEOUS CLOSING. As a material inducement for Seller to enter into this Agreement, Buyer acknowledges and agrees that Seller's obligation to close hereunder is contingent upon the simultaneous closing of the transaction contemplated by that certain Agreement for Purchase and Sale (the "Lakes Plaza Agreement") of even date herewith between Arvida/Lakes Plaza, L.P., as seller, and Buyer, as buyer, for real property known as Weston Lakes Plaza located in Weston, Florida. In addition, a default by Buyer under the Lakes Plaza Agreement shall also be deemed to be a default by Buyer under this Agreement and, in such event, Seller shall have the right to exercise any and all rights and/or remedies that are available to Seller under this Agreement as a result of Buyer's default hereunder.

XXVI. NOTICES. All notices and communications required or allowed by this Agreement shall be in writing and delivered as set forth in the immediately succeeding paragraph, addressed to the party or person to whom the notice is being given at the following addresses:

     TO SELLER:       COUNTRY ISLES ASSOCIATES
                      c/o Arvida Company
                      Attention: James Motta
                      7900 Glades Road, Suite 200
                      Post Office Box 100
                      Boca Raton, Florida 33434
                      Fax: (561) 479-1227
                      Confirmation: (561) 479-1144


                            and


                      ARVIDA COMPANY
                      Attention: General Counsel
                      7900 Glades Road, Suite 200
                      Post Office Box 100
                      Boca Raton, Florida 33434
                      Fax: (561) 479-1227
                      Confirmation: (561) 479-1144

     COPY TO:         Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                      500 East Broward Boulevard, Suite 1400
                      Fort Lauderdale, Florida 33394
                      Attention: Daniel M. Mackler, Esq.
                      Fax: (954) 523-1722
                      Confirmation: (954) 462-2000

     TO BUYER:        PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
                      711 High Street
                      Des Moines, Iowa  50392-1370
                      Attention: Eric W. Johnson, Acquisitions Manager
                                 Commercial Real Estate Asset Management
                      Fax: (515) 248-0484
                      Confirmation: (515) 248-0057

     Notices are to be delivered by certified mail, postage prepaid, return-receipt requested and shall be deemed to have been delivered three
(3) Business Days after mailing, or, if sooner, on the date the receipt for certified mail is signed by the addressee or its authorized agent or employee. Notices may also be made by couriers, telephone facsimile, hand delivery, overnight delivery by a reputable overnight delivery service, or telegram and shall be deemed to have been delivered on the date a receipt or confirmation of receipt is (a) signed by the addressee or its authorized agent or employee, or (b) received by the sender in the event a notice is sent via facsimile. A notice delivered to Seller or Buyer shall not be deemed effective unless it refers to all of the following: the parties to this Agreement, the Contract Date and the name of the Project. Seller's and Buyer's attorneys are hereby authorized to send and receive notices hereunder on behalf of their respective clients.

XXVII. BUSINESS DAY. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a day other than a Business Day, the compliance with such obligations or delivery shall be deemed acceptable on the next occurring Business Day.

XXVIII. AFFILIATE. "Affiliate" means a person or entity which (either directly or indirectly, through one or more intermediaries) controls, is in common control with or is controlled by, another person or entity, and any person or entity that is a director, trustee, officer, employee, agent, partner, shareholder, subsidiary or attorney of any of the foregoing. For the purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

XXIX. SEVERABILITY AND INVALIDITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of the Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby. The provisions of this Section shall survive the Closing and delivery of the Deed.

XXX. RECORDATION. Buyer agrees that disclosure of this Agreement would be detrimental to Seller and hamper its future negotiations with third parties and, therefore, it is agreed that no disclosure shall be made by Buyer without the written approval of Seller and that this Agreement shall not be recorded in any public records. Seller agrees that Buyer may disclose the terms and provisions of this Agreement without prior approval to those lending institutions of which it requests financing for the financing of the Property, to prospective investors from whom it seeks capital for the acquisition of the Property, as well as to such attorneys, accountants and investment bankers as are engaged by Buyer to assist it with this transaction. The provisions of this Section shall survive Closing and delivery of the Deed.

XXXI.ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between Seller and Buyer and shall not be altered, modified or amended unless such alteration, modification or amendment is set forth in writing and signed by the party against whom he enforcement of any such alteration, modification or amendment is sought.

XXXII. NUMBER AND GENDER. The terms "Seller" and "Buyer" shall include the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto. Whenever used the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

XXXIII. GOVERNING LAW AND VENUE. This Agreement shall be governed by a construed in accordance with the laws of the State without reference to the laws of any other jurisdiction. The parties agree that any litigation arising from this Agreement shall be maintained in a court of competent jurisdiction sitting in the County.

XXXIV. ADVICE OF COUNSEL. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT.

XXXV.CONSTRUCTION; CAPTIONS. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. The captions and headings of various sections and paragraphs in this Agreement are for convenience only and are not to be utilized in construing the content or meaning of the provisions hereof and shall not be deemed to constitute a part hereof. No reference or use shall be made of any previous draft of this Agreement or of any negotiations with respect thereto in construing this Agreement. As used herein, the word "including" shall be construed to mean "including, without limitation."

XXXVI. ANNOUNCEMENTS. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations or any governmental agency or stock exchange, neither Seller nor Buyer shall issue any such press release or other such publicity prior to the Closing Date without the prior written consent of the other party.

XXXVII. NO WAIVER. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of any party's right to demand strict compliance with the terms of this Agreement.

XXXVIII. COUNTERPARTS. This Agreement, and any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

XXXIX. FURTHER ASSURANCES. In addition to the foregoing, the parties hereto, at the time and from time to time at or after the Closing, upon request of Buyer or Seller, as the case may be, agree to do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances, as may be required for the better assigning, transferring, granting, conveying, assuring and confirming unto the Buyer all of Seller's right, title and interest in and to the Property and the more effective consummation of the transactions contemplated by this Agreement. The terms of this Section shall survive the Closing and delivery of the Deed.

XI. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the County health unit.

XII. TAX DEFERRED EXCHANGE. Buyer and Seller agree that, at Buyer's sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and proposed regulations thereunder. The parties agree that if Buyer wishes to make such election, it must do so prior to the Closing Date. Buyer shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold Seller harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys' and paralegal fees and reasonable attorneys' and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such
Section 1031 exchange that would not have been incurred by Seller if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive Closing and the transfer of title to the Property to Buyer. Any such Section 1031 exchange shall be consummated on behalf of Buyer through the use of a facilitator or intermediary which shall acquire title to the Property. In no event shall the provisions of this SECTION 41 be deemed to allow Buyer to extend the Closing Date. Buyer acknowledges that Seller has agreed to the terms of this section as an accommodation to Buyer and has not rendered any tax advice to Buyer with respect to the compliance of any Section 1031 exchange with the Code or any regulations promulgated thereunder and Buyer has obtained its own tax advice with respect thereto.

                    [SIGNATURES AND JOINDER FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, the day and year first above written.

                            SELLER

                            COUNTRY ISLES ASSOCIATES, an Illinois general
partnership

                            By:  ARVIDA/JMB PARTNERS, a Florida general
partnership, its managing partner

                                 By:   ARVIDA/JMB MANAGERS, INC., a
Delaware corporation, as general partner

                                       By:   JOHN BARIC
                                             John Baric, Vice President

THE INDIAN TRACE COMMUNITY DEVELOPMENT DISTRICT IMPOSES TAXES AND
ASSESSMENTS OR BOTH TAXES AND ASSESSMENTS ON THIS PROPERTY THROUGH A SPECIAL TAXING DISTRICT. THESE TAXES AND ASSESSMENTS PAY THE CONSTRUCTION, OPERATION AND MAINTENANCE COST OF CERTAIN PUBLIC FACILITIES OF THE DISTRICT AND ARE SET ANNUALLY BY THE GOVERNING BOARD OF THE DISTRICT. THESE TAXES AND ASSESSMENTS ARE IN ADDITION TO COUNTY AND ALL OTHER TAXES AND
ASSESSMENTS PROVIDED FOR BY LAW.

                            BUYER

                            PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                            By:
                                 ------------------------------
                            Name:
                                 ------------------------------
                            Title:
                                 ------------------------------

                            By:
                                 ------------------------------
                            Name:
                                 ------------------------------
                            Title:
                                 ------------------------------

                            JOINDER

     The undersigned agree to the terms and conditions stated in SECTION 24 of the foregoing Agreement.

                            RICHARD ELLIS, LLC

                            By:
                                 ------------------------------
                            Name:
                                 ------------------------------
                            Title:
                                 ------------------------------

                            MARCUS & MILLICHAP

                            By:
                                 ------------------------------
                            Name:
                                 ------------------------------
                            Title:
                                 ------------------------------

          [END OF AGREEMENT -  EXHIBITS AND SCHEDULE FOLLOW]

                         SCHEDULE OF EXHIBITS
                         --------------------

     EXHIBITS                          DESCRIPTION

     Exhibit 1.32                      Leases

     Exhibit 1.39                      Real Property

     Exhibit 1.43                      Service Contracts

     Exhibit 7.1.2                     Deed

     Exhibit 7.1.3                     Quit-Claim Bill of Sale

     Exhibit 7.1.4                     Quit-Claim Assignment and
Assumption of Service Contracts

     Exhibit 7.1.5                     Assignment and Assumption of
Leases

     Exhibit 7.1.13                    No Lien Affidavit

     Exhibit 9.1.7                     Schedule of Threatened or Pending
Lawsuits

     Exhibit 9.1.9                     Schedule of Contracts and
Documents

     Exhibit 13.5                      Tenant Estoppel Certificates